          [LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P. LETTERHEAD]


                                                                     EXHIBIT 8.1


                                October 27, 1997



American Industrial Properties REIT
6224 N. Beltline Road, Suite 205
Irving, Texas  75063
Attention:  Charles W. Wolcott, President

USAA Real Estate Income Investments I, A California Limited Partnership USAA Real Estate Income Investments II Limited Partnership
USAA Income Properties III Limited Partnership
USAA Income Properties IV Limited Partnership
USAA Real Estate Company
8000 I-H 10 West, Suite 600
San Antonio, Texas  78230
Attention:  Patrick Duncan, Senior Vice-President

Ladies and Gentlemen:

         We have acted as counsel to American Industrial Properties REIT (the "Trust"), a Texas real estate investment trust, in connection with the execution and delivery of the Amended and Restated Agreement and Plan of Merger (the "Agreement") dated as of June 30, 1997, by and among the Trust and USAA Real Estate Income Investments I, A California Limited Partnership, USAA Real Estate Income Investments II Limited Partnership, a Texas limited partnership, USAA Income Properties III Limited Partnership, a Delaware limited partnership, and USAA Income Properties IV Limited Partnership, a Delaware limited partnership (each a "RELP" and collectively, the "RELPS"). Pursuant to Sections 8.2(b) and 8.3(b) of the Agreement, we have been asked to provide an opinion on certain federal income tax matters related to the Trust.
Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Proxy Statement/Prospectus (as hereinbelow defined).

         The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history and existing administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies in issuing private letter rulings, which

October 7, 1997
Page 2


are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

         In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the following:
(1) the Agreement, (2) the Registration Statement on Form S-4, containing the Joint Proxy Statement/Prospectus of the Trust, filed with the Securities and Exchange Commission on July 22, 1997, as amended through the date hereof (the "Proxy Statement/Prospectus"); (3) the Agreement of Limited Partnership of each RELP; (4) the Declaration of Trust and Bylaws of the Trust as amended to date (collectively, the "Charter"); (5) certain written representations of the Trust contained in an Officer's Certificate to Counsel for American Industrial Properties REIT Regarding Certain Income Tax Matters, dated on or about the date hereof (the "Trust Certificate"); and (6) certain written representations of each RELP contained in those certain General Partner's Certificates to Counsel for American Industrial Properties REIT Regarding Certain Matters, dated on or about the date hereof ("RELPS' Certificates").

         In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we reviewed are true and correct, and all of the obligations imposed under such documents including without limitation the Charter, have been and will be performed or satisfied in accordance with their terms. In connection with rendering the opinion herein, we have also assumed (without any independent investigation or review thereof) that:

                 1. Each RELP is a validly organized limited partnership existing under the laws of the state of its organization; and further, that each RELP is properly classified and taxable as a partnership for federal income tax purposes and has been properly classified and taxable as a partnership for federal income tax purposes throughout the entire period of its existence.

                 2. No RELP has an interest in any stock in any other corporation.

                 3. Each entity formed as a partnership under applicable state law, in which each RELP owns a direct or indirect interest, is, for federal income tax purposes, properly classified as a partnership; and further, that each such entity has been classified as a partnership for federal income tax purposes during the entire period of its existence during which RELP has owned such direct or indirect interest therein.

                 4. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof);

October 7, 1997
Page 3




                                  each of the Trust and RELP will comply with all reporting obligations with respect to the Merger required under the Code, and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

         For purposes of rendering our opinion, we have not made an independent investigation or audit of any of the facts set forth in any of the above-referenced documents, including the Proxy Statement/Prospectus, the Trust's Certificate, and the RELPS' Certificates or with regard to the assumptions set forth above. Consequently, we have relied upon your representations and have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to conclude that such facts or documents are inaccurate or incomplete in any material way.

         Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the IRS by the Trust or any RELP as to the federal income tax matters addressed in this opinion.

         Based upon our examination of the foregoing items and subject to and limited by the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Trust met the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code for its taxable year ended December 31, 1985, and has met the requirements for qualification and taxation as a REIT for its taxable years 1986 through 1996; the Trust's diversity of equity ownership, operations through the Closing Date and proposed method of operation for future periods should allow it to qualify as a REIT for its taxable year ending December 31, 1997; the opinion and discussion contained under the caption "Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus accurately reflects existing law and fairly addresses the material federal income tax issues described therein; and the consummation of the Merger will not result in the Trust's failure to continue to satisfy the requirements for qualification as a REIT for federal income tax purposes. We, therefore, adopt the opinion contained under the caption "Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus.

         We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. The Trust's qualification as a REIT depends upon the Trust's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We have not undertaken to review or audit the Trust's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual operating

October 7, 1997
Page 4

results of the Trust, and the entities in which the Trust owns interests, the sources of their income, the nature of their assets, the level of distributions to shareholders and the diversity of stock ownership for any given taxable year has satisfied or will satisfy the requirements under the Code for qualification and taxation as a REIT.

         An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

         This opinion letter has been prepared pursuant to Section 8.2(b) and 8.3(b) of the Agreement. The opinion may not be used or relied upon by any other person or for any other purpose and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Proxy Statement/Prospectus and to the reference to this firm under the caption "Legal Opinions" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                Sincerely yours,


                                /s/ LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P. Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.